EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated April 2, 2013 on the consolidated financial statements and internal control over financial reporting of Ecosphere Technologies, Inc. and Subsidiaries as of December 31, 2012 and 2011 and for each of the three-years in the period ending December 31, 2012, included herein on the registration statement of Ecosphere Technologies, Inc. on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

January 17, 2014